EXHIBIT 99.77K

77.K.

On June 27, 2002, the Board of Directors, upon the recommendation of the Board's Audit and Nominating Committee, determined not to retain Arthur Andersen LLP and approved a change in the Fund's independent auditors to KPMG LLP. For the Fiscal Years ended December 31, 2001 and December 31, 2000, Arthur Andersen LLP's audit reports on the fund's financial statements contained no adverse opinion or disclaimer of opinion; nor were their reports qualified or modified as to uncertainty, audit scope, or accounting principals.